                                                                    EXHIBIT 2.4


















                       AIR MILES INTERNATIONAL GROUP B.V.

                                     - AND -

                EACH OF THE OTHER SHAREHOLDERS AND OPTIONHOLDERS

                              LISTED ON EXHIBIT A-1

                                     - AND -

                        ALLIANCE DATA SYSTEMS CORPORATION

                  AGREEMENT FOR THE PURCHASE OF ALL THE SHARES

                                       OF

                      LOYALTY MANAGEMENT GROUP CANADA INC.

                                  JUNE 26, 1998

EX2_5LOYALTY.DOC

                                TABLE OF CONTENTS

                             ARTICLE 1INTERPRETATION

         1.1      Definitions.......................................................2
         1.2      Headings and Table of Contents....................................8
         1.3      Number and Gender.................................................9
         1.4      Business Days.....................................................9
         1.5      Currency and Payment Obligations..................................9
         1.6      Knowledge of the Vendors..........................................9
         1.7      Statute References................................................9
         1.8      Section and Schedule References...................................9

                           ARTICLE 2PURCHASE OF SHARES

         2.1      Agreement to Purchase and Sell...................................10
         2.2      Purchase Price...................................................10
         2.3      Sale and Transfer of Shares......................................10
         2.4      Payment of Purchase Price........................................10
         2.5      Section 116 of the Tax Act.......................................11
         2.6      Escrow...........................................................12

                     ARTICLE 3REPRESENTATIONS AND WARRANTIES

         3.1      Representations and Warranties Relating to the Vendors...........12
                           (1)      Incorporation and Power........................12
                           (2)      Ownership of Loyalty Shares....................12
                           (3)      Enforceability of Obligations..................13
                           (4)      Other Agreements...............................13
                           (5)      Regulatory Approvals...........................13
                           (6)      Residency......................................14
                           (7)      Independent Legal Advice.......................14
                           (8)      No Claims Against Company......................14
         3.2      Representations and Warranties Relating to the Company...........14
                           (1)      Status of the Company and LMGTS................14
                           (2)      Qualification..................................14
                           (3)      Authorized and Issued Capital..................15
                           (4)      Ownership of LMGTS.............................15
                           (5)      No Other Subsidiaries..........................15
                           (6)      No Agreement to Sell Shares and No Options.....15
                           (7)      Constating Documents and By-Laws...............16
                           (8)      Bankruptcy.....................................16
                           (9)      No Breach of Instruments or Laws...............16
                           (10)     General Compliance with Laws...................16
                           (11)     Financial Statements...........................16
                           (12)     No Guarantee, Etc..............................19
                           (13)     Title to Assets................................19
                           (14)     Sufficiency of Assets..........................19
                           (15)     Leases.........................................20
                           (16)     Environmental Compliance.......................20
                           (17)     Material Contracts.............................20
                           (18)     Intellectual Property..........................21
                           (19)     Litigation.....................................23
                           (20)     Insurance......................................23
                           (21)     Employees and Employment Contracts.............23
                           (22)     Employee Plans.................................24
                           (23)     Sponsors.......................................26
                           (24)     Taxes Paid.....................................26
                           (25)     Tax Filings....................................26
                           (26)     Withholdings and Remittances...................28
                           (27)     Regulatory Approvals...........................28
                           (28)     Licences and Permits...........................28
                           (29)     Safety Deposit Box/Powers of Attorney..........28
                           (30)     Consents and Approvals.........................28
                           (31)     Non-Arm's Length Contracts.....................29
                           (32)     Minute Books and Stock Record Books............29
                           (33)     Broker's or Finders' Fees......................29
         3.3      Representations and Warranties of the Purchaser..................29
                           (1)      Incorporation and Power........................29
                           (2)      Due Authorization..............................29
                           (3)      No Breach of Instruments or Laws...............30
                           (4)      Regulatory Approvals...........................30
                           (5)      Financing......................................30
                           (6)      Enforceability of Obligations..................30
                           (7)      Litigation.....................................30
         3.4      Survival of Representations and Warranties.......................31
                           (1)      Vendors' Representations and Warranties........31
                           (2)      Purchaser's Representations and Warranties.....31
                           (3)      Interpretation.................................31

                            ARTICLE 4INDEMNIFICATION

         4.1      Indemnification by the Vendors...................................32
         4.2      Limitations on Indemnification by Vendors........................33
         4.3      Indemnification by the Purchaser.................................34
         4.4      Limitations on Indemnification by the Purchaser..................35
         4.5      Exclusive Remedy.................................................35
         4.6      Adjustment for Tax Effect........................................35
         4.7      Indemnification Procedure........................................35
                           (1)      Third Party Claims.............................35
                           (2)      Control of Claim...............................36
                           (3)      Negotiations...................................36
                           (4)      Consent........................................36
                           (5)      Procedure......................................37
         4.8      Adjustment.......................................................37

                               ARTICLE 5COVENANTS

         5.1      Investigation....................................................37
         5.2      Authorizations...................................................38
         5.3      Confidentiality..................................................38
         5.4      Risk of Loss.....................................................38
         5.5      Action During Interim Period.....................................38
         5.6      Investment Canada Notifications..................................39
         5.7      Consents to Assignment of Contracts and Permits..................39
         5.8      Cooperation......................................................39
         5.9      Actions to Satisfy Closing Conditions............................40
         5.10     Vendor's Several Liability.......................................40
         5.11     ECB and VCB Arrangements.........................................40
         5.12     Drag Along.......................................................40
         5.13     Tax Returns......................................................40

                         ARTICLE 6CONDITIONS OF CLOSING

         6.1      Purchaser's Conditions...........................................41
                           (1)      Representations and Warranties.................41
                           (2)      Vendors'Compliance.............................41
                           (3)      No Litigation..................................41
                           (4)      Consents and Authorizations....................41
                           (5)      Approvals of the Vendors and the Company.......41
                           (6)      Resignations...................................42
                           (7)      Discharge of Lien..............................42
                           (8)      License Agreements.............................42
                           (9)      Non-Competition Agreement......................43
                           (10)     Optionholders Share Sale Agreement.............43
                           (11)     Termination of Shareholders Agreement..........43
                           (12)     Legal Opinions.................................43
         6.2      Condition Not Fulfilled..........................................43
         6.3      Vendors'Conditions...............................................43
                           (1)      Representations and Warranties.................44
                           (2)      Purchaser's Compliance.........................44
                           (3)      Consents and Authorizations....................44
                           (4)      Approvals of the Purchaser.....................44
                           (5)      License Agreements.............................44
         6.4      Condition Not Fulfilled..........................................44

                          ARTICLE 7CLOSING ARRANGEMENTS

         7.1      Closing..........................................................45
         7.2      Vendor's Closing Deliveries......................................45
         7.3      Purchaser's Closing Deliveries...................................45

                                ARTICLE 8GENERAL

         8.1      Expenses.........................................................46
         8.2      Payment of Taxes.................................................46
         8.3      Public Announcements.............................................47
         8.4      Notices..........................................................47
         8.5      Time of Essence..................................................48
         8.6      Entire Agreement.................................................49
         8.7      Waiver...........................................................49
         8.8      Severability.....................................................49
         8.9      Further Assurances...............................................49
         8.10     Attornment.......................................................49
         8.11     Governing Law....................................................49
         8.12     Successors and Assigns...........................................50
         8.13     Counterparts.....................................................50

                                    EXHIBITS

         A-1               Vendors

         A-2               Current Shareholder Structure of the Company
         A-3               Expected Shareholder Structure at Closing
         A-4               Optionholders
         B                 Non-Competition Agreement
         C                 Optionholder Share Sale Agreement
         D                 Opinion of Company's Counsel
         E                 Opinion of Purchaser's Counsel
         F                 Escrow Agreement
         G                 Amended and Restated License Agreements


                                    SCHEDULES

         3.1(4) Options to Purchase Shares from Vendors
         3.1(6) Residency of Vendors and Optionholders
         3.2(5) Equity or Participating Interests
         3.2(6) Options from the Company
         3.2(11)    Financial Statements
         3.2(13)    Liens on Assets
         3.2(15)(a) Real Property Leases
         3.2(15)(b) Personal Property Leases
         3.2(17)    Material Contracts
         3.2(18)    Intellectual Property
         3.2(19)    Litigation
         3.2(20)    Insurance
         3.2(21)    Employees and Employment Contracts
         3.2(22)    Employee Plans
         3.2(23)    Major Sponsors
         3.2(28)    Licences and Permits
         3.2(29)    Bank Accounts, Etc.
         3.2(30)    Change of Control Provisions
         3.2(31)    Intercompany Agreements
         3.3(4) Governmental Authorizations - Purchaser

                           SHARE PURCHASE AGREEMENT

                  THIS AGREEMENT is made as of the 26th day of June, 1998, among AIR MILES INTERNATIONAL GROUP B.V., a company incorporated under the laws of The Netherlands ("AMIG"), each of the other shareholders and optionholders listed on Exhibit A-1 (collectively with AMIG, the "VENDORS") and ALLIANCE DATA SYSTEMS CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "PURCHASER").

                                    RECITALS

1. Loyalty Management Group Canada Inc., a corporation organized under the laws of Ontario (the "COMPANY"), has authorized capital consisting of 1,434,464 common shares, of which 1,189,542 common shares are currently issued and outstanding as fully paid and non-assessable shares of the Company.

2. As of the date hereof the issued and outstanding Loyalty Shares are owned as described on Exhibit A-2 hereto.

3. The Optionholders and certain of the Vendors have options to acquire Loyalty Shares, and accordingly, as of Closing the ownership of the Loyalty Shares is expected to be as described in Exhibit A-3 hereto.

4. As of the Closing, the Vendors and the Optionholders (collectively, the "Selling Shareholders") will own 100% of the issued and outstanding capital stock of the Company.

5. Each of the Selling Shareholders is willing or required to sell to the Purchaser the Loyalty Shares owned by such Selling Shareholder as of the Closing Date, which Loyalty Shares in the aggregate will constitute 100% of the issued and outstanding capital stock of the Company, and the Purchaser is willing to purchase from the Selling Shareholders all of the Loyalty Shares, upon and subject to the terms and conditions contained in this Agreement.

                  NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS. In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:

         "AFFILIATE" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to "control" another person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term "CONTROLLED" shall have a similar meaning.

         "AGREEMENT" means this Agreement, including the Exhibits and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions "HEREOF", "HEREIN", "HERETO", "HEREUNDER", "HEREBY" and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.

         "AMTM"  means AIR MILES(R) travel miles.

         "AIR MILES(R) PROGRAm" means the AIR MILES(R) Reward Program, a rewards program managed and operated by the Company within Canada under which Persons enrolled therein are eligible to earn AMTM which may be redeemed for airline tickets and other goods and services.

         "APPLICABLE LAW" means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law relating or applicable to such Person, property, transaction, event or other matter.

         "ASSETS" means all the properties, assets, interests and rights of the Company or LMGTS Relating to the Business, including the following:

         (a) all rights and interests of the Company to and in the Leased Premises and under the Real Property Leases, including prepaid rents, security deposits and options to renew or purchase, rights of first refusal under the Real Property Leases and all leasehold improvements owned by the Company and forming part of the Leased Premises;

         (b)      all receivables;

         (c) all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets;

         (d)      the Intellectual Property;

         (e)      the Contracts;

         (f)      the Licences and Permits;

         (g)      the Books and Records;

         (h) all prepaid charges, deposits, sums and fees paid by the Company or LMGTS before the Closing Time; and

         (i) all goodwill of the Company and LMGTS including the present telephone numbers, internet domain addresses and other communications numbers and addresses of the Company and LMGTS.

         "BMO" means Bank of Montreal.

         "BOOKS AND RECORDS" means all books, records, files and papers of the Company including computer programs (including source code), software programs, manuals and data, sales and advertising materials, sales and purchases correspondence, research and development records, lists of present and former Sponsors, Collectors and Suppliers, personnel, employment and other records, and the minute and share certificate books of the Company and LMGTS, and all copies and recordings of the foregoing in the possession or under the control of the Company.

         "BUSINESS" means the business carried on by the Company, which primarily involves the operation of the AIR MILES-Registered Trademark-Program and the business carried on by LMGTS.

         "BUSINESS DAY" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto.

         "CANADIAN DOLLARS" means the lawful currency of Canada.

         "CLAIMS"  has the meaning given in Section 4.1.

         "CLOSING" means the completion of the purchase and sale of the Loyalty Shares in accordance with the provisions of this Agreement.

         "CLOSING DATE" means July 17, 1998 or such earlier or later date as may be agreed upon in writing by the Parties provided however that any one of AMIG, BMO, EUK Limited and the Purchaser shall have the right to extend the Closing to July 24, 1998 upon notice to the other Parties given on or prior to July 15, 1998, whereupon the "CLOSING DATE" shall be July 24, 1998.

         "CLOSING TIME" means the time of Closing on the Closing Date provided for in Section 7.1.

         "COLLECTOR" means a Person registered with the Company as a collector of AMTM.

         "COMPANY" means Loyalty Management Group Canada Inc., a corporation organized under the laws of Ontario, doing business as "The Loyalty Group".

         "COMPANY'S COUNSEL" means the firm of Blake, Cassels & Graydon.

         "CONTRACTS" means all pending and/or executory contracts, agreements, leases and arrangements to which the Company or LMGTS is a party or by which the Company or LMGTS or any of the Assets or the Business is bound, including the Material Contracts, the Real Property Leases and the Personal Property Leases.

         "DIRECTOR" means a director of the Company.

         "ECB" means the Company's Executive Committee Bonus Plan.

         "ELECTRA" means Electra Investment Trust plc or an affiliate thereof.

         "ELECTRA PLEDGE" means the pledge by AMIG of its Loyalty Shares to Electra Fleming plc.

         "EMPLOYEE" means an individual who is employed by the Company or LMGTS.

         "EMPLOYEE PLANS" has the meaning given in Section 3.2(22).

         "FINANCIAL STATEMENTS" means the audited comparative consolidated financial statements of the Company for the fiscal years ended April 30, 1998 and April 30, 1997.

         "GAAP" means those accounting principles that are recognized as being generally accepted in Canada from time to time including those set out in the handbook published by the Canadian Institute of Chartered Accountants, consistently applied and without material revision from prior periods in management estimates and assumptions affecting the Financial Statements.

         "GOVERNMENTAL AUTHORIZATION" means any approval, authorization, certificate, consent, grant, licence, permit, quota or registration which may be issued or granted by any Governmental Body.

         "GOVERNMENTAL BODY" means any government, parliament, legislature, regulatory authority, governmental department, agency, commission, board, tribunal, or court or other law, rule or regulation-making entity of any nation, state or province or other subdivision thereof or any municipality, district or other subdivision thereof.

         "INCLUDING" means "including without limitation", and "INCLUDES" means "includes without limitation."

         "INTELLECTUAL PROPERTY" means all of the rights and interests of the Company and LMGTS in and to:

         (a)      all Trade-Marks;

         (b) all inventions, patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs Related to the Business;

         (c) all copyrights, registrations and applications for registration of copyrights Related to the Business;

         (d) processes, data, data bases, trade secrets, designs, know-how, product information, manuals, technology, research and development reports, technical information, technical assistance, design specifications, and similar materials recording or evidencing expertise or information Related to the Business;

         (e) all computer software programs and applications (in both source code and object code form as the Company may possess) used in connection with the Business, whether owned by the Company or LMGTS (the "Owned Software") or licensed by the Company or LMGTS from third parties (the "Licensed Software");

         (f) all other intellectual and industrial property rights of the Company, whether in Canada or elsewhere, Related to the Business; and

         (g) all licences from third parties of intellectual property listed in items (a) to (f) above.

         "INTERIM PERIOD" means the period from the date of this Agreement to the Closing.

         "LMGTS" means LMG Travel Services Limited, a corporation organized under the laws of Ontario.

         "LEASED PREMISES" means all real property that is leased or occupied by the Company or LMGTS under the Real Property Leases.

         "LICENCES AND PERMITS" means all licences, permits, filings, authorizations or approvals issued to the Company or LMGTS by any Governmental Body.

         "LICENSE AGREEMENTS" means the License to Use and Exploit the Air Miles Scheme in Canada dated December 17, 1992 between Air Miles International Trading B.V. and the Company, as amended, (the "Scheme License") and the License to Use the Air Miles Trade-Marks in Canada dated December 17, 1992 between Air Miles International Holdings N.V. and the Company, as amended (the "Trade-Mark License").

         "LIEN" means any lien, mortgage, charge, hypothec, pledge, security interest, option, warrant, lease, sublease or other encumbrance of any nature whatsoever.

         "LOYALTY SHARES" means shares in the capital of the Company, including shares received upon exercise of outstanding options.

         "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business or financial position of the Company and LMGTS taken as a whole.

         "MATERIAL CONTRACT" means any of the agreements listed on Schedule 3.2(17).

         "NON-RESIDENT VENDORS" means those Selling Shareholders listed on
         Schedule 3.1(6) as being non-residents of Canada for the purposes of the Tax Act.

         "OFFICER" means an officer of the Company.

         "OPTIONHOLDERS" means the Persons listed on Exhibit A-4.

         "PARTY" means a Party to this Agreement and any reference to a Party includes its successors and permitted assigns.

         "PERSON" is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.

         "PERSONAL PROPERTY LEASES" means all chattel leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements to which the Company or LMGTS is a party or by which it is bound.

         "PURCHASE PRICE" has the meaning given in Section 2.2.

         "PURCHASER'S COUNSEL" means Reboul, MacMurray, Hewitt, Maynard & Kristol as to United States law and Fasken Campbell Godfrey as to Canadian law.

         "REAL PROPERTY LEASES" means all the leases, agreements to lease, subleases, licences, concessions or occupancy agreements and use or occupancy rights with respect to real property to which the Company or LMGTS is a party or by which it is bound.

         "RELATED TO THE BUSINESS" means used in or reasonably necessary to the conduct of the Business prior to the Closing Time and the phrases "RELATING TO THE BUSINESS" or "RELATE TO THE BUSINESS" shall be similarly interpreted.

         "RESERVE AGREEMENT" means the agreement dated as of December 1, 1992, between the Company and Sun Life Trust Company, as amended.

         "RESERVE FUND" has the meaning set out in the Reserve Agreement.

         "SECTION 116 CERTIFICATE" has the meaning attributed thereto in
         Section 2.5.

         "SELLING SHAREHOLDERS" has the meaning set out in the Recitals hereto provided that in the event an Optionholder does not exercise any of its options to acquire Loyalty Shares, that Optionholder shall be deemed not to be a Selling Shareholder.

         "SHAREHOLDERS AGREEMENT" means the Shareholders Agreement dated December 16, 1996 between the Company, BMO, Electra, AMIG and EUK Limited.

         "SPONSOR" means a Person granted a license or otherwise permitted by the Company to issue AMTM.

         "SUPPLIER" means a Person who provides goods or services to the Company which are available to Collectors on redemption of their AMTM.

         "TAX ACT" means the INCOME TAX ACT (Canada), as amended.

         "TAXES" means all taxes, duties, excise, fees, imposts, assessments, deductions, charges or withholding taxes including federal and provincial sales, use, ad valorem and franchise taxes, payroll, employment, goods and services taxes, harmonized sales taxes, transfer taxes, property purchase taxes, income taxes, business taxes, capital taxes, and other provincial and federal taxes, municipal taxes, local taxes, environmental or windfall profits taxes, custom duties and Canada Pension Plan contributions and employment insurance premiums or other like assessments or charges and all liabilities with respect thereto, including any penalty and interest payable with respect thereto and the term "Tax Returns" means all reports, returns and other documents filed or required to be filed by the Company and/or LMGTS in respect of Taxes.

         "TRADE-MARKS" means all registered or unregistered trade-marks, trade names, business names, brand names, brands, designs, logos, identifying indicia and service marks of the Company Relating to the Business including any goodwill attaching to any such trade-marks and all registrations and applications relating thereto.

         "VCB" means the Company's Value Creation Bonus Plan.

         "VENDOR'S LOYALTY SHARES" means, as to each Vendor at any time, the Loyalty Shares owned by the Vendor at such time.

         "VENDOR'S PROPORTIONATE SHARE" means, as to each Vendor, the percentage obtained by dividing the number of Loyalty Shares sold by such Vendor to the Purchaser by the aggregate number of Loyalty Shares sold by all the Vendors to the Purchaser.

1.2 HEADINGS AND TABLE OF CONTENTS. The division of this Agreement into Articles and Sections, the insertion of headings and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3 NUMBER AND GENDER. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.

1.4 BUSINESS DAYS. If any payment or other action is required to be made or taken pursuant to this Agreement on a day which is not a Business Day, then such payment shall be made or such other action shall be taken on the next Business Day.

1.5 CURRENCY AND PAYMENT OBLIGATIONS. Except as otherwise expressly provided in this Agreement:

         (1) all dollar amounts referred to in this Agreement are stated in Canadian Dollars;

         (2) any payment contemplated by this Agreement shall be made by cash, certified cheque or any other method that provides immediately available funds; and

         (3) except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available not later than 2:00 p.m. (Eastern Standard Time) on the due date and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.6 KNOWLEDGE OF THE VENDORS. Reference herein to "KNOWLEDGE OF THE VENDORS" shall mean the actual knowledge of any of the Vendors after consultation with the current Officers.

1.7 STATUTE REFERENCES. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.

1.8 SECTION AND SCHEDULE REFERENCES. Unless the context requires otherwise, references in this Agreement to Sections, Exhibits or Schedules are to Sections, Exhibits or Schedules of this Agreement.

                                    ARTICLE 2

                               PURCHASE OF SHARES

2.1 AGREEMENT TO PURCHASE AND SELL. At the Closing Time, subject to the terms and conditions of this Agreement (1) the Purchaser shall purchase from each Vendor and each Vendor shall sell, transfer and assign to the Purchaser the Loyalty Shares owned by such Vendor as of Closing; and (2) the Purchaser agrees to purchase from each Optionholder the Loyalty Shares owned by such Optionholder as of Closing.

2.2 PURCHASE PRICE. The purchase price payable by the Purchaser for all Loyalty Shares (the "PURCHASE Price") shall be Two Hundred and Eighty Three Million Canadian Dollars ($283,000,000).

2.3 SALE AND TRANSFER OF SHARES. At the Closing Time, each Vendor shall transfer and deliver to the Purchaser certificates representing the Loyalty Shares being sold by such Vendor under this Agreement, in each case duly endorsed for transfer or accompanied by stock transfer powers duly endorsed in blank. Subject to the fulfilment of the conditions set forth in Section 6.3, each Vendor who holds options to acquire Loyalty Shares, shall exercise each of such options at or prior to the Closing Time and shall sell the Loyalty Shares received upon such exercise to the Purchaser as provided herein.

2.4 PAYMENT OF PURCHASE PRICE. As payment in full of the Purchase Price for the Loyalty Shares, and against delivery of certificates for the Loyalty Shares as aforesaid, at the Closing Time (a) the Purchaser shall pay to each Selling Shareholder, by certified cheque or bankers draft payable to or at the direction of such Selling Shareholder, an amount equal to the portion of Two Hundred and Sixty Eight Million Canadian Dollars ($268,000,000) (the "Base Amount") payable to such Selling Shareholder as described in Exhibit A-3, subject to the provisions of Section 2.5, and (b) the Purchaser shall deposit in escrow an amount equal to $15,000,000 (the "Escrow Amount") as contemplated by Section
2.6. For greater certainty but without limiting Section 2.3, (i) in the event that a Vendor or an Optionholder does not exercise all of its options to acquire Loyalty Shares, then the portion of the Base Amount and any Escrow Amount payable to each Selling Shareholder as described in Exhibit A-3 shall be adjusted accordingly, and (ii) the Purchaser shall have no obligation to purchase any Loyalty Shares hereunder if, upon closing of such purchase and sale, the Purchaser will not own 100% of the issued and outstanding capital stock of the Company, or any Person will retain a right to acquire any capital stock of the Company, in each case other than by reason of any action taken by or on behalf of the Purchaser.

2.5      SECTION 116 OF THE TAX ACT.

         (1) Each Non-Resident Vendor shall, on or before the Closing Time, make best efforts to deliver to the Purchaser a certificate issued by the Minister of National Revenue of Canada pursuant to subsection 116(2) of the Tax Act (a "SECTION 116 CERTIFICATE") in respect of the proposed disposition by the Non-Resident Vendor of the Vendor's Loyalty Shares. Each Section 116 Certificate shall specify a "certificate limit" in an amount no less than the proportion of the Purchase Price payable to such Vendor in accordance with Section 2.4.

         (2) In the event that a Section 116 Certificate required under subsection 2.5(1) has not been delivered by a Non-Resident Vendor to the Purchaser on or before the Closing Time, or in the event that a Section 116 Certificate that is delivered by a Non-Resident Vendor to the Purchaser on or before the Closing Time specifies a "certificate limit" that is less than the proportion of the Purchase Price payable to such Vendor, the Purchaser shall be entitled to withhold from such amount an amount equal to (i) 33 1/3% of such amount if no Section 116 Certificate is delivered, or (ii) 33 1/3% of the difference between such amount and the "certificate limit" if a Section 116 Certificate is delivered (in either case, the "WITHHELD AMOUNT"). Subject to
Section 2.5(5), the Withheld Amount shall be deposited by the Purchaser in an interest bearing account at a bank located in Ontario and the Purchaser shall provide notice to the Vendors of such account particulars. The Withheld Amount shall be remitted to the Receiver General of Canada on the day that the Withheld Amount is required to be so remitted pursuant to subsection 116(5) of the Tax Act (the "REMITTANCE DATE"). All interest received by the Purchaser on the Withheld Amount shall be for the account of the Non-Resident Vendor, and the full amount of such interest less any taxes required to be deducted or withheld from such interest shall be paid to the Non-Resident Vendor on the Remittance Date.

         (3) Notwithstanding the foregoing, if a Non-Resident Vendor delivers a
Section 116 Certificate or a replacement Section 116 Certificate to the Purchaser at any time after the Closing Time and prior to the Remittance Date, the Purchaser shall pay to the Non-Resident Vendor on account of the Withheld Amount an amount equal to the Withheld Amount less 33 1/3% of the amount, if any, by which the proportion of the Purchase Price payable to such Vendor exceeds the "certificate limit" specified in such Section 116 Certificate. This amount, together with all interest received by the Purchaser on this amount less any taxes required to be deducted or withheld from such interest, shall be paid by the Purchaser to the Non-Resident Vendor by the day after the day the Section 116 Certificate or replacement Section 116 Certificate is delivered to the Purchaser.

         (4) In any case where the Purchaser withholds and remits to the appropriate taxing authority any amount pursuant to this section, the Purchaser shall be deemed to have paid such amount to the Non-Resident Vendor on account of the proportion of the Purchase Price payable to such Vendor.

         (5) In any case where the Purchaser withholds any amount pursuant to this section, such amount shall be invested by the Purchaser as directed by the Non-Resident Vendor (for the account of and at the risk of such Non-Resident Vendor) in respect of whom such amount is withheld.

2.6 ESCROW. At the Closing Time, (i) the Vendors and the Purchaser shall enter into an escrow agreement substantially in the form of Exhibit F hereto (the "Escrow Agreement", and (ii) the Purchaser shall deposit in escrow the Escrow Amount (as defined in Section 2.4) pursuant to the Escrow Agreement. The Escrow Amount shall be held in escrow and otherwise dealt with in accordance with the Escrow Agreement.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

3.1 REPRESENTATIONS AND WARRANTIES RELATING TO THE VENDORS. Each Vendor hereby represents and warrants to the Purchaser as follows in respect of itself or himself and acknowledges that the Purchaser is relying upon these representations and warranties in connection with its execution and delivery of this Agreement and the purchase of the Loyalty Shares:

         (1) Incorporation and Power. In the event the Vendor is a corporation, such Vendor is a corporation duly organized and validly subsisting under the laws of its governing jurisdiction and has all requisite right, power and authority to enter into, execute and deliver this Agreement and all other agreements required to be delivered by it hereunder and to perform its obligations hereunder and thereunder. The entering into, execution and delivery of this Agreement and all other agreements to be delivered by it hereunder, and the performance of its obligations hereunder and thereunder have been duly and validly authorized and approved by all necessary corporate action on its part.

         (2) Ownership of Loyalty Shares. Such Vendor is or will be at Closing the sole and beneficial owner, and the holder of record, of the number of Loyalty Shares shown opposite such Vendor's name in Exhibit A-3 hereto and has, or will have at Closing, good and marketable title thereto, free and clear of any and all Liens except for the Electra Pledge with respect to AMIG, and has or will have at Closing the exclusive right to sell, transfer and assign such shares. Such shares constitute all of the Loyalty Shares owned by such Vendor.

         (3) Enforceability of Obligations. This Agreement has been validly executed and delivered by such Vendor and is a valid and legally binding obligation enforceable against such Vendor in accordance with its terms and all other agreements required to be delivered under this Agreement when executed and delivered will have been validly authorized, executed and delivered by such Vendor and will thereupon be legal, valid and binding obligations enforceable against such Vendor in accordance with their respective terms, subject however, to the limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, re-organization or other laws affecting creditors' rights generally, including the availability of equitable remedies such as specific performance and injunction which are only available in the discretion of the court from which they are sought and general equitable principles.

         (4) Other Agreements. Except as set forth in Schedule 3.1(4), no Person, other than the Purchaser pursuant to this Agreement has any contract, or any right or privilege capable of becoming a contract, for the purchase, transfer or sale of any of the shares in the capital of the Company owned by such Vendor; at Closing, no Person, other than the Purchaser pursuant to this Agreement, will have any contract, or any right or privilege capable of becoming a contract, for the purchase, transfer or sale of any of the shares in the capital of the Company owned by such Vendor. Except as set out in the Shareholders Agreement and Schedule 3.1(4), such Vendor is not a party to or bound by any contract, or any other obligation whatsoever which limits or impairs such Vendor's ability to sell, transfer, assign or convey, or otherwise similarly affects the shares in the capital of the Company owned by such Vendor; at Closing, such Vendor will not be a party to or bound by any such contract or obligation. The execution and delivery of this Agreement or such other documents and agreements delivered or to be delivered by such Vendor under this Agreement and the transactions contemplated hereby and thereby will not result in the creation of any Liens on any Loyalty Shares owned by such Vendor, except as set forth in the Shareholders Agreement and in Schedule 3.1(4). Except as set out in the Shareholders Agreement and Schedule 3.1(4), none of such Vendor's Loyalty Shares are or will be, as of the Closing Time, subject to, nor were any of such Loyalty Shares issued (nor will any of such Loyalty Shares, as of the Closing Time, be issued) in violation of, any preemptive rights of stockholders of the Company or any right of first refusal or other similar right in favour of any Person. The delivery by such Vendor of the certificates representing its Loyalty Shares to the Purchaser at the Closing Time pursuant to Section 2.3 above, against payment therefor at the Closing Time pursuant to Section 2.4 above, will transfer valid title to such Loyalty Shares to the Purchaser, free and clear of any and all Liens. At the Closing Time such Vendor shall not be a party to any voting trust, voting agreement, proxy or similar agreement relating to any of such Vendor's Loyalty Shares.

         (5) Regulatory Approvals. No Governmental Authorization, approval, order, consent or, except as contemplated by Section 2.5, filing is required on the part of such Vendor in connection with the execution, delivery and performance of this Agreement or such other documents and agreements to be delivered hereunder or the performance of such Vendor's obligations hereunder or thereunder.

         (6) Residency. Such Vendor (other than any Non-Resident Vendor) is not a non-resident of Canada for purposes of Section 116 of the TAX ACT.

         (7) Independent Legal Advice. Such Vendor, if an individual, has (i) been given the opportunity to conduct such investigation of the Company, its Assets, Business and books and records, and to consult with senior management of the Company, as such Vendor may have considered necessary in connection with the transactions contemplated herein and such Vendor's obligations hereunder, (ii) been given the opportunity to obtain independent legal advice with respect to this Agreement, the transactions contemplated hereby and the implications thereof, and (iii) has taken such action, if any, in this regard as such Vendor has considered appropriate.

         (8) No Claims Against Company. At the Closing Time, such Vendor shall not, in its capacity as a shareholder of the Company, have any claims against the Company.

3.2 REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY. Each of the Vendors represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying upon these representations and warranties in connection with the entering into of this Agreement and the purchase of the Loyalty Shares:

         (1) Status of the Company and LMGTS. Each of the Company and LMGTS is a corporation duly incorporated and validly existing under the laws of Ontario and is a private company for the purposes of the SECURITIES ACT (Ontario).

         (2) Qualification. Each of the Company and LMGTS is licensed or qualified to do business in each jurisdiction in which the location of its property and assets or the nature of the Business requires such licence or qualification, except to the extent that a failure to do so would not have a Material Adverse Effect, and no revocation of any such licence or qualification has been undertaken or, to the knowledge of the Vendors, been threatened. LMGTS is not as of the date of this Agreement registered under British Columbia travel industry legislation but is in the process of applying to become registered thereunder and such failure to be so registered will not result in a material fine or penalty being imposed upon the Company or LMGTS or any material limitation or disruption in the conduct of the Business. Each of the Company and LMGTS has full corporate power to carry on the Business and to own and operate its Assets as now carried on and owned and operated by it. The head office of the Company is not in the Province of Quebec.

         (3) Authorized and Issued Capital. The authorized capital of the Company consists of 1,434,464 common shares, without nominal or par value of which 1,189,542 common shares are currently issued and outstanding as validly issued, fully paid and non-assessable common shares of the Company. At the Closing Time, assuming that all options set forth or reflected on Exhibit A-3 are exercised, there will be 1,434,464 validly issued and outstanding fully paid and non-assessable common shares of the Company.

         (4) Ownership of LMGTS. The Company is, and at the Closing Time will be, the sole registered and beneficial owner of all of the issued and outstanding shares of LMGTS, with good and valid title thereto, free and clear of all Liens. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of any class of capital stock of LMGTS (whether from the Company or LMGTS or otherwise) is authorized or outstanding, there is not any commitment of LMGTS to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets and LMGTS has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof. Neither LMGTS nor the Company is a party to any voting trust, voting agreement, proxy or similar agreement relating to the shares of LMGTS except for the unanimous shareholder agreement regarding LMGTS dated March 31, 1992.

         (5) No Other Subsidiaries. Except as referred to in Schedule 3.2(5) and except for portfolio investments of amounts in the Reserve Fund, neither the Company nor LMGTS has (i) any interest in the shares, equity securities or other securities convertible into equity securities of any Person or (ii) any participating interest in any partnership, joint venture or other non-corporate business enterprise.

         (6) No Agreement to Sell Shares and No Options. Except as disclosed or reflected in Schedule 3.2(6) and the Shareholders Agreement (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from the Company any shares of any class of capital stock of the Company is authorized or outstanding, (ii) there is not any commitment of the Company to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets and (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof. Except as set forth in the Shareholders Agreement or as otherwise provided in this Agreement, the Company is not a party to any voting trust, voting agreement, proxy or similar agreement relating to any of the Loyalty Shares.

         (7) Constating Documents and By-Laws. The Purchaser has been provided with access to true and complete copies of all the constating documents and by-laws and any and all amendments relating thereto of the Company and LMGTS, and such constating documents and by-laws as so amended are in full force and effect and no amendments are being made to same.

         (8) Bankruptcy. Neither the Company nor LMGTS (i) is an insolvent person within the meaning of the BANKRUPTCY AND INSOLVENCY ACT (Canada), (ii) has made an assignment in favour of its creditors or a proposal in bankruptcy to its creditors or any class thereof, (iii) had any petition for a receiving order presented in respect of it, or (iv) has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Company or LMGTS or any of the Assets and no execution or distress has been levied upon any of the Assets.

         (9) No Breach of Instruments or Laws. Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendors will result in a violation of:

         (a) any of the provisions of the constating documents or by-laws of the Company or LMGTS;

         (b) any contract or other agreement or instrument to which the Company is a party or by which it is bound except to the extent that any such contract or other agreement or instrument requires consent or other action in connection with the change of control of the Company as herein contemplated, and the only such contracts or other agreements or instruments which require such consent or other action are either (i) listed in
                  Schedule 3.2(30), or (ii) of a nature that the failure to obtain any such consent will not result in a Material Adverse Effect; or

         (c) any Applicable Laws of any jurisdiction to which the Company or LMGTS is subject.

         (10) General Compliance with Laws. Each of the Company and LMGTS is conducting the Business in compliance with all Applicable Laws, the breach of which individually or in the aggregate would have a Material Adverse Effect.

         (11) Financial Statements. The Financial Statements, true and complete copies of which are annexed as Schedule 3.2(11), have been prepared in accordance with GAAP, and fairly present the results of operations and financial position of the Company as at the date thereof and for the fiscal year then ended. Except as and to the extent (i) reflected on the audited consolidated balance sheet of the Company and its consolidated subsidiaries as of April 30, 1998, (ii) incurred since April 30, 1998 in the ordinary course of business consistent with past practice, (iii) set forth on Schedule 3.2(11) or (iv) that any such liabilities or obligations are not material to the operations of the Business, neither the Company nor LMGTS has any liabilities or obligations of any kind or nature, whether known or unknown, secured or unsecured, absolute, accrued, contingent or otherwise, and whether due or to become due, of a nature customarily accrued, reserved against or disclosed (including in the notes thereto) in a corporate balance sheet prepared in conformity with GAAP. Except as set forth in Schedule 3.2(11) or as otherwise specifically contemplated by this Agreement, since April 30, 1998, neither the Company nor LMGTS has:

         (a) changed or amended its Articles of Incorporation or By-laws (or similar governing documents);

         (b) incurred any obligation or liability (fixed or contingent), except normal trade or business obligations incurred in the ordinary course of business and consistent with past practice, none of which individually or in the aggregate is materially adverse;

         (c) discharged or satisfied any material Lien or paid any material obligation or liability (fixed or contingent), other than in the ordinary course of business and consistent with past practice and other than the cancellation by the Company of its loan facility with BMO and the resulting release by BMO of the security it held for such loan facility;

         (d) mortgaged, pledged or subjected to any Lien any of its assets or properties (other than as referred to in Section 3.2(13) below and other than in the ordinary course of business and consistent with past practice);

         (e) transferred, leased or otherwise disposed of any of its material assets or properties except for a fair consideration in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any material assets or properties;

         (f) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property or any combination thereof but not including any deemed dividend arising by virtue of the Company paying expenses in connection with the transactions contemplated hereby in an aggregate amount not exceeding $160,000, which expenses shall be reimbursed by the Selling Shareholders to the Company at Closing) in respect of its capital stock or redeemed or otherwise acquired any of its capital stock or split, combined or otherwise similarly changed its capital stock or, except as contemplated in Exhibit A-3, authorized the creation or issuance of or issued or sold any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right to acquire from the Company or LMGTS, any shares of its capital stock, or agreed to take any such action;

         (g) except for investments of the Reserve Fund in the ordinary course of business, made any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any material property or assets of any other individual, firm or corporation (except for purchases made in the ordinary course of business);

         (h) cancelled or compromised any debt or claim other than in the ordinary course of business consistent with past practice;

         (i)      waived or released any rights of material value;

         (j) other than under Sponsor agreements entered into in the ordinary course of business and consistent with past practice, transferred or granted any rights under or with respect to any Intellectual Property or permitted any license, permit or other form of authorization relating to any Intellectual Property to lapse;

         (k) other than in the ordinary course of business and consistent with past practice, made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction of any other nature with, any officer or other employee of the Company or LMGTS it being acknowledged that the Company may during the Interim Period enter into any such employment contract subject to and in accordance with the provisions of Section 5.5 hereof;

         (l) except for the execution of agreements with Sponsors in the ordinary course of business and the execution of a Supplier agreement with Northwest Airlines, entered into any transaction, contract or commitment that, individually or in the aggregate, are material, except (i) contracts listed, or which pursuant to the terms hereof are not required to be listed, on Schedule 3.2(15)(a) or (b), 3.2(17) or 3.2(18) and
                  (ii) this Agreement and the transactions contemplated hereby;

         (m) suffered any casualty loss or damage (whether or not such loss or damage shall have been covered by insurance) which affects in any material respect its ability to conduct its business; or

         (n) suffered any material adverse change in its business, operations or condition (financial or otherwise).

         (12) No Guarantee, Etc. Neither the Company nor LMGTS is a party to or bound by any contract of guarantee, indemnification, assumption or endorsement of the obligations (contingent or otherwise) or indebtedness of any other Person other than any such contract entered into in the ordinary course of business not exceeding $100,000 in the aggregate and except for any guarantees or other like obligations given by the Company in respect of the obligations of LMGTS none of which exceed $100,000 in the aggregate.

         (13) Title to Assets. The Company or LMGTS is the owner of or entitled to use its Assets (other than the Intellectual Property which is addressed in Section 3.2 (18)), with good and valid title thereto, free and clear of any and all Liens, other than: (a) Liens arising by operation of law in the ordinary course of business; (b) the contractual rights of the lessor under any Real Property Lease or Personal Property Lease; (c) Liens on Assets securing (i) indebtedness assumed or incurred to lease such Assets or to provide or satisfy all or part of the purchase price of such Assets, or (ii) any extension, renewal or refinancing of the balance of such indebtedness from time to time; (d) Liens disclosed on Schedule 3.2(13). There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Company or LMGTS of the Business, or of any of the Assets out of the ordinary course of business.

         (14) Sufficiency of Assets. To the knowledge of the Vendors, no asset material to the Business has been disposed of since April 30, 1998 except in the ordinary course of business and the Assets constitute all of the assets and property used by the Company and LMGTS to operate the Business. The tangible personal property, fixtures and equipment included in the Assets are (i) in all material respects in a good state of repair (ordinary wear and tear excepted) and operating condition, and (ii) sufficient and adequate in all material respects to conduct the Business as conducted on the date of this Agreement.

         (15)     Leases.

         (a) Schedule 3.2(15)(a) contains a complete and accurate list of all Real Property Leases. The current use of the Leased Premises is in compliance with, and is not in violation of, any material covenants, conditions, restrictions or easements affecting the Leased Premises or with respect to the use or occupancy of the Leased Premises.

         (b) Schedule 3.2(15)(b) attached hereto contains a complete and accurate list of all material Personal Property Leases and certain other non-material Personal Property Leases.

         (c) Neither the Company nor LMGTS is in default or breach of, nor has it received any notice of default or termination under, any Real Property Lease or Personal Property Lease and there exists no state of facts which after notice of lapse of time or both would constitute such a default or breach except in each case where any such default or breach would not result in a Material Adverse Effect.

         (16) Environmental Compliance. Each of the Company and LMGTS is in material compliance with all environmental laws which are applicable in relation to the operation of the Business (collectively, the "ENVIRONMENTAL LAWS") including any such environmental laws relating to a discharge, spill or other release, whether actual or potential, of any contaminant (as defined in the ENVIRONMENTAL PROTECTION ACT (Ontario) and any other applicable legislation existing as of the date hereof). The Business and the Assets are not the subject of any governmental or regulatory remedial or control action or order or, to the knowledge of the Vendors, any investigation or evaluation concerning an environmental matter. Since the date of lease by the Company or LMGTS, the Leased Premises have not been and are not now used as a landfill or waste disposal site, nor to the knowledge of the Vendors, has any hazardous substance or contaminant ever been deposited in or disposed of on, the Leased Premises, nor, to the knowledge of the Vendors, has there ever been any release, spill or discharge of any contaminant which would give rise to any action or claim relating to violation of any such Environmental Laws or other requirements.

         (17) Material Contracts. Neither the Company nor LMGTS is in default or breach of any material provision of any Material Contract nor has it received any notice of any such breach or default or termination under, any Material Contract and, to the knowledge of the Vendors, there exists no state of facts which after notice or lapse of time or both would constitute such a default or breach. Except for the Material Contracts, neither the Company nor LMGTS is a party to any (i) Contract which involves the payment to or by the Company or LMGTS of more than $10,000,000 over the term of the Contract or more than $3,000,000 during any year of the Contract, (ii) any loan agreement, trust indenture or guarantee relating to the Company or LMGTS, (iii) warranties by the Company of LMGTS in excess of those customary in the Business or (iv) except for restrictions entered into with Sponsors in the normal course of business and except for the License Agreements which only extend rights to the Company with respect to Canada, material restrictions on the ability of the Company and/or LMGTS to conduct the Business in any geographic location. All material provisions of each Material Contract are valid and enforceable obligations of the Company and/or LMGTS, as the case may be, and, to the knowledge of the Vendors, of the other parties thereto, subject however to the limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, including the availability of equitable remedies such as specific performance and injunction which are only available in the discretion of the court from which they are sought and general equitable principles. The statements set out in
Schedule 3.2(17) respecting certain undisclosed Material Contracts are true and correct in all material respects.

         (18)     Intellectual Property.

         (a) Schedule 3.2(18) contains a complete and accurate listing of all (i) registrations, applications and licenses (other than licenses to or from Sponsors) forming part of the Intellectual Property and that are material to the carrying on of the Business and the registered owner thereof (in the case of Trade-Marks) or the parties thereto in the case of licenses, and (ii) Owned Software and Licensed Software that is material to the carrying on of the Business. All of the registered Trade-Marks Relating to the Business are duly and validly registered in Canada. The Intellectual Property is not subject to lien, mortgage, charge, hypothec, pledge or security interest and all royalties due and payable by the Company with respect to any Intellectual Property licensed by it have been paid in full or accrued in the Financial Statements.

         (b)      Except as disclosed on Schedule 3.2(18):

                  (i) the Company and LMGTS own, or are licensed to use, or to the Vendors knowledge otherwise possess legally enforceable rights to use or, in the case of Intellectual Property under development, obtain the right to use, all Intellectual Property that is (A) material to the conduct of the Business currently conducted by the Company and LMGTS or (B) to the knowledge of the Vendors, under development for and material to the Business;

                  (ii) to the knowledge of the Vendors, the Intellectual Property and the conduct of the Company or LMGTS in connection with the Intellectual Property do not infringe upon or breach the intellectual property rights of any other Person;

                  (iii) to the knowledge of the Vendors, there has been no unauthorized or improper use by the Company of the Trade-Marks which has affected or will affect the distinctiveness thereof or rights therein;

                  (iv) to the knowledge of the Vendors, no Person is infringing or breaching any of the Trade-Marks; and

                  (v) neither the Company nor LMGTS has received any written notice challenging the Company or LMGTS respecting the validity of, use of or ownership of the Intellectual Property, and to the knowledge of the Vendors, there are no facts upon which such a challenge could be made.

         (c) Except as set forth in Schedule 3.2(18), the Company and LMGTS possess or have access to the source and object code for all Owned Software which is material to the conduct of the Business. Upon consummation of the transactions contemplated by this Agreement, the Company and LMGTS will continue to own all of such Owned Software, free and clear of all Liens. None of the agreements for the license to the Company of Licensed Software which is material to the conduct of the Business require consents or other actions as a result of the consummation of the transactions contemplated by this Agreement in order for the Company and LMGTS to continue to be entitled to use and operate such Licensed Software after the Closing Date.

         (d) Any programs, modifications, enhancements or other inventions, improvements, discoveries, methods or works of authorship included in the Owned Software that were created by employees of the Company or LMGTS were made in the regular course of such employees' employment with the Company and LMGTS using the Company's and LMGTS' facilities and resources.

         (e) The Company and/or LMGTS has conducted an inventory of the Owned and Licensed Software, as well as the hardware and embedded microcontrollers in non-computer equipment used by the Company and LMGTS in connection with and material to the operation of the Business (collectively, the "Computer Systems") in order to determine which parts of the Computer Systems are not Year 2000 Compatible (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compatible prior to January 1, 2000. Based on the above-referenced inventory, the Vendors represent and warrant that the Computer Systems are either Year 2000 Compatible or that it is the reasonable expectation of the Vendors that they will be Year 2000 Compatible prior to July 1, 1999; the estimated cost of rendering the Computer Systems Year 2000 Compatible is $520,000, of which approximately $400,000 has been or will be incurred by the Company through allocation of resources otherwise available from Rapp Collins Worldwide Limited Partnership and approximately $120,000 has been or will be incurred directly by the Company and/or LMGTS. "Year 2000 Compatible" means that the Computer Systems to the extent required for their particular use (i) correctly perform date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operate or are expected to operate on a basis comparable to their current operation during and after the calendar year 2000 A.D., including, but not limited to, leap years; and (iii) shall not end abnormally or provide invalid or incorrect results as a result of date data which represents or references different centuries or more than one century.

         (19) Litigation. Except as set out on Schedule 3.2(19), there are no material outstanding claims, actions, suits, litigation, arbitrations, investigations or proceedings at law or equity or before any Governmental Body existing or, to the knowledge of the Vendors, threatened:

         (i) against or relating to the Company, LMGTS, the Business or any of the Assets or the right to use and enjoy the same; or

         (ii) which would enjoin, restrict or prohibit the consummation of the transactions contemplated by this Agreement.

         (20) Insurance. Particulars of the policies of insurance maintained by the Company and LMGTS at the date of this Agreement are set out in Schedule 3.2(20). All such policies are in full force and effect and neither the Company nor LMGTS is in default, whether as to the payment of premiums or otherwise, under the terms of such policies so as to entitle the relevant insurer to terminate any such policy of insurance or deny coverage thereunder. Except as set forth in Schedule 3.2(20) all such policies will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, any of the transactions contemplated by this Agreement.

         (21) Employees and Employment Contracts. Schedule 3.2(21) lists: (i) the senior management Employees as of the date of this Agreement and the birth date, position, date of hire and compensation of each of them, respectively, and
(ii) a category description of all other Employees together with the approximate number of Employees, the salary range and the average salary within each such category. Except as set out in Schedule 3.2(21), and other than oral contracts for indefinite hire terminable on notice or by pay in lieu thereof in accordance with the requirements of Applicable Laws, neither the Company nor LMGTS is a party to or bound by:

         (a) any contracts for the employment or statutorily required re-employment of any Employee; or

         (b) any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting the Employees.

         (22)     Employee Plans.

         (a) Schedule 3.2(22) lists all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices applicable to the Employees or former Employees which are currently maintained or participated in by the Company or LMGTS (the "EMPLOYEE PLANS"). None of the Employee Plans is a "registered pension plan" within the meaning of subsection 248(1) of the TAX ACT.

         (b) Except as disclosed on Schedule 3.2(22) and except that the Company is planning to introduce a new drug card, neither the Company nor LMGTS has any formal plan or commitment whether legally binding or not, to create any additional Employee Plan or to modify or change in any material respect any existing Employee Plan that would affect any Employee or former Employee except such modification or amendment as may be required to be made to secure the continued registration of any existing Employee Plan with each applicable Governmental Body.

         (c) All of the Employee Plans are registered where required by, and are in good standing under, all Applicable Laws or other legislative, administrative or judicial promulgations applicable to the Employee Plans.

         (d) No amendments to any Employee Plan have been promised and no amendments to any Employee Plan will be made or promised prior to Closing which affect or pertain to the Employees, except as contemplated in the ECB and VCB.

         (e) Copies of all the Employee Plans as amended as of the date hereof and, if available, current plan summaries and employee booklets in respect thereof as are applicable to the Employees have been made available to the Purchaser.

         (f) Except as disclosed on Schedule 3.2(22), no Employee Plan provides benefits, including death or medical benefits (whether or not insured), with respect to Employees or former Employees beyond retirement or other termination of service, other than:

                  (i)      coverage required by Applicable Law, or

                  (ii) benefits the full cost of which is borne by the Employee or Former Employee (or his beneficiary).

         (g) Except as disclosed on Schedule 3.2(22), to the knowledge of the Company and LMGTS, there are no material pending, threatened or anticipated claims, proceedings, reviews or investigations relating to any of the Employee Plans (other than routine claims for benefits).

         (h) With respect to each Employee Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or LMGTS as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date other than the obligation to pay premiums thereunder. With respect to each Employee Plan not funded through an insurance policy other than with respect to the ECB and the VBC, the Company or LMGTS has either fully funded such Employee Plan through a trust or, where required by generally accepted accounting principles, has made appropriate provision for all liability thereunder as at April 30, 1998 in the Financial Statements. All employee contributions to the Employee Plans to the date hereof in all material respects have been properly withheld by the Company or LMGTS, as appropriate, and have been fully paid into the funding arrangements for the respective Employee Plan.

         (i) Each Employee Plan and fund established thereunder has been administered and invested in accordance with the terms of the Employee Plan and funding agreement. Each Employee Plan (including all amendments thereto) is duly registered where required by, and is in good standing under, and has been administered and invested in compliance in all material respects with all Applicable Laws.

         (j) Except in connection with the ECB and the VBC and except for the acceleration of outstanding options to acquire Loyalty Shares, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting under any Employee Plan, require the funding or securing of any benefits under any Employee Plan, or increase the amount of compensation due any Employee.

         (k) No participant in the ECB or the VCB will be entitled to any future entitlements under either the ECB or the VCB by virtue of a change of a control of the Company other than the change of control of the Company to be effected pursuant hereto.

         (23) Sponsors. Schedule 3.2(23) lists the 12 largest Sponsors of the Company, based on projected annual revenue for the fiscal year of the Company ending April 30, 1999. The Company has not received written notice of any intention on the part of any such Sponsor to cease doing business with the Company or to terminate its Sponsor agreement with the Company.

         (24) Taxes Paid. Each of the Company and LMGTS has paid in full all Taxes required to be paid on or prior to the date hereof and has made adequate provision in the Financial Statements in accordance with GAAP for the payment of all Taxes in respect of all fiscal periods ending on or before the date thereof. Each of the Company and LMGTS will, after the date hereof to and including the Closing Date, pay all Taxes becoming due and payable during such period. For the purposes of this Section 3.2(24), Taxes includes all such Taxes as may arise by reason of an assessment or reassessment received after the date hereof. Each of the Company and LMGTS is a private corporation and a taxable Canadian corporation for the purposes of the TAX ACT. Each of the Company and LMGTS is a registrant for the purposes of the goods and services tax provided for under the EXCISE TAX ACT.

         (25)     Tax Filings.

         (a) Each of the Company and LMGTS has prepared and filed on time with all appropriate Governmental Bodies all Tax Returns, declarations, remittances, information returns and reports required to be filed by or on behalf of the Company and LMGTS in respect of any Taxes for all fiscal periods ending prior to the date hereof and will continue do so in respect of any fiscal period ending on or before the Closing Date. All such returns, declarations, remittances, information returns and reports are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such returns, declarations, remittances, information returns or reports is in effect. There are no reassessments of the Company's Taxes or LMGTS' Taxes that have been issued and are outstanding and which have not been paid.

         (b) (i) No federal, provincial, state, local or foreign Tax Return of the Company or LMGTS is currently the subject of an audit or examination by any taxing authority, (ii) no administrative or court proceedings are currently in progress or, to the knowledge of the Vendors, pending against the Company or LMGTS with respect to any Taxes and (iii) no deficiency or adjustment for any Taxes has been proposed, asserted or assessed against the Company or LMGTS which has not been paid or satisfied; provided however that with respect to the foregoing clauses (b)(i) and (b)(ii), the Company was advised by a phone call received from Revenue Canada on June 23, 1998 that Revenue Canada proposes to conduct an audit in respect of the Company's 1996 and 1997 tax years which audit is expected to commence in the fall of 1998. The statute of limitations or reassessment period for the assessment of income Taxes with respect to the Company has expired in accordance with applicable law.

         (c) Neither the Company nor LMGTS has ever requested or received a Tax ruling (other than a determination with respect to a qualified employee benefit plan) or entered into a legally binding agreement (such as a closing agreement) with a taxing authority, which ruling or agreement could have an effect on the Taxes of the Company or LMGTS after the Closing.

         (d) No extensions of time have been granted to the Company to file any Tax Return which has not yet been filed and no waiver or consent extending any statute of limitations for the assessment or collection of any Taxes, which waiver or consent remains in effect, has been executed by or on behalf of the Company, nor are any requests for such waivers or consents pending.

         (e) Neither the Company nor LMGTS has incurred any Tax liabilities other than Tax liabilities arising in the ordinary course of carrying on its Business since the date of the Financial Statements and from that date to and including the Closing Date will not incur any Tax liabilities other than in the ordinary course of carrying on its Business.

         (f) All Taxes owed by each Selling Shareholder if such Selling Shareholder's failure to pay any such Taxes could result in liability to the Company have been paid to the appropriate taxing authorities.

         (g) The Company has never (i) been a member of any consolidated, combined or unitary group for United States federal, state, local or foreign Tax law purposes or (ii) been a party to any Tax-sharing or allocation agreement.

         (26) Withholdings and Remittances. Each of the Company and LMGTS has withheld from each payment made to any of its present or former Employees, Officers and Directors, all amounts, including applicable Taxes, required to be withheld by Applicable Law or any interpretation or administration thereof, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Body. Each of the Company and LMGTS has charged, collected and remitted on a timely basis all Taxes as required under Applicable Law on any sale, supply or delivery whatsoever, made by the Company and LMGTS.

         (27) Regulatory Approvals. Except as set forth in Schedule 3.2(30), no Governmental Authorization is required to be obtained on the part of the Company or LMGTS in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered hereunder, or is necessary in order that the Business can be conducted immediately following the Closing Date substantially in the same manner as heretofore conducted.

         (28) Licences and Permits. Schedule 3.2(28) lists the material Licences and Permits. All material Licences and Permits are in full force and effect, neither the Company nor LMGTS is in violation of any material term or provision or requirement of any such Licences and Permits, and to the knowledge of the Vendors, no Person has threatened to revoke, amend or impose any condition in respect of, or commence proceedings to revoke, amend or impose conditions in respect of, any such Licence or Permit. Except as set forth in Schedule 3.2(28), all such Licences and Permits will remain in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, any of the transactions contemplated by this Agreement.

         (29) Safety Deposit Box/Powers of Attorney. Schedule 3.2(29) lists:

         (a) the name of each bank, trust company and other financial institution in which the Company or LMGTS holds accounts or a safety deposit box and the names of every Person authorized to draw thereon or to have access thereto; and

         (b) the name of each Person holding a general or special power of attorney from the Company or LMGTS and a summary of the terms thereof.

         (30) Consents and Approvals. Except as disclosed on Schedule 3.2(30), no consent or approval is required to be obtained by the Company (i) from any Governmental Body in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement, or (ii) under the terms of any Material Contract as a result of a change of control of the Company.

         (31) Non-Arm's Length Contracts. Neither the Company nor LMGTS is a party to any Contract with any Person with whom it does not deal at arm's length nor is it indebted to any such Person, except for Contracts (i) entered into in the ordinary course of business on normal commercial terms, or (ii) Contracts disclosed on Schedule 3.2(31).

         (32) Minute Books and Stock Record Books. The corporate minute books and stock record books of the Company and LMGTS (i) are in all material respects complete and correct and accurately reflect in all material respects action taken at all meetings of the stockholders and Board of Directors of the Company and LMGTS and each committee (if any) of such Boards of Directors, and (ii) properly and accurately record the issuance and transfer of all shares of capital stock of the Company and LMGTS.

         (33) Broker's or Finders' Fees. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Vendors with the Purchaser without the intervention of any Person on behalf of the Vendors or the Company in such manner as to give rise to any claim by any Person against the Company or the Purchaser for a finder's fee, brokerage commission or similar payment, other than Salomon Smith Barney Inc. and Nesbitt Burns Inc., whose fees, compensation and expenses shall be solely for the account of, and paid directly by, Selling Shareholders.

3.3 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Vendors as follows and acknowledges that the Vendors are relying upon these representations and warranties in connection with the entering into of this Agreement and the sale of the Loyalty Shares:

         (1) Incorporation and Power. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

         (2) Due Authorization. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to perform its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser.

         (3) No Breach of Instruments or Laws. Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchaser will result in a material violation of:

         (a) any of the provisions of the constating documents or by-laws of the Purchaser;

         (b) any contract or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound; or

         (c) any Applicable Laws of any jurisdiction to which the Purchaser is subject.

         (4) Regulatory Approvals. Except as disclosed on Schedule 3.3(4), no Governmental Authorization is required to be obtained on the part of the Purchaser in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered hereunder or the performance of the obligations of the Purchaser hereunder or thereunder.

         (5 Financing. The Purchaser has access to all funds necessary for the consummation of the purchase contemplated by this Agreement and will upon request provide evidence thereof satisfactory to the Vendors, acting reasonably.

         (6 Enforceability of Obligations. This Agreement has been validly executed and delivered by the Purchaser and is a valid and legally binding obligation enforceable against the Purchaser in accordance with its terms and all other agreements required to be delivered under this Agreement when executed and delivered will have been validly authorized, executed and delivered by the Purchaser and will thereupon be legal, valid and binding obligations enforceable against the Purchaser in accordance with their respective terms, subject however, to the limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, including the availability of equitable remedies such as specific performance and injunctions which are only available in the discretion of the court from which they are sought and general equitable principles.

         (7 Litigation. There are no outstanding claims, actions, suits, litigation, arbitrations, investigations or proceedings at law or equity or before any Governmental Body existing or, to the knowledge of the Purchaser, pending which would enjoin, restrict or prohibit the purchase of the Loyalty Shares or any portion thereof by the Purchaser as contemplated hereunder.

3.4      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         (1 Vendors' Representations and Warranties. The representations and warranties of the Vendors contained in Sections 3.1 and 3.2, or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing and, notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, for a period of 15 months from the Closing Date after which time the Vendors shall be released from all obligations in respect of such representations and warranties provided, however, that notwithstanding the foregoing provisions of this Section 3.4(1), (i) the representations and warranties made by the Vendors in Section 3.1 and clauses
(3), (4) and (6) of Section 3.2 shall survive indefinitely, (ii) the representations and warranties made by the Vendors in clauses (24), (25) and
(26) of Section 3.2 shall survive until the date 6 months following the expiration of the applicable statute of limitations or reassessment period relating thereto after which time the Vendors shall be released from all obligations in respect of such representations and warranties, (iii) the representations and warranties made by the Vendors in clause (18) of Section 3.2 shall survive for a period of 24 months from the Closing Date after which time the Vendors shall be released from all obligations in respect of such representations and warranties; and (iv) any claim for indemnification based on any breach of a representation and/or warranty made in writing (setting out in reasonable detail the nature of the claim and the appropriate amount of such claim) prior to the expiration of such representation and warranty shall be permitted to continue until finally resolved (by means of a final non-appealable judgment of a court of competent jurisdiction or a settlement approved by the parties involved) even if such resolution occurs after the expiration of such representation and warranty.

         (2 Purchaser's Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3.3 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing and, notwithstanding the Closing, shall continue in full force and effect for the benefit of the Vendors, indefinitely.

         (3 Interpretation. Any disclosure made in this Agreement or any Schedule or Exhibit hereto shall be deemed to have been made to apply to all representations and warranties set forth in this Agreement and any document delivered at or subsequent to the Closing Time as provided in or pursuant to this Agreement as long as all required information is so disclosed.

                                    ARTICLE 4

                                 INDEMNIFICATION

4.1      INDEMNIFICATION BY THE VENDORS.

(1) Each Vendor shall indemnify and save harmless the Purchaser from and against all claims, actions, suits, losses, costs, damages, expenses and liabilities, including reasonable legal fees (collectively "CLAIMS"), suffered by the Purchaser as a result of or in connection with:

         (a) any breach of or non-fulfilment of any covenant or agreement of such Vendor contained in this Agreement or under any other agreement or instrument executed or delivered by such Vendor pursuant to this Agreement; and

         (b) any breach of or inaccuracy or misrepresentation in any representation or warranty of such Vendor set forth in Section
                  3.1 of this Agreement.

(2) Each Vendor shall severally and separately indemnify and save harmless the Purchaser from and against all Claims suffered by the Purchaser as a result of or in connection with any breach of or inaccuracy or misrepresentation in any representation or warranty of the Vendors set forth in Section 3.2 of this Agreement; provided that each Vendor shall only be responsible for that portion of any Claim equal to the amount of such Claim multiplied by such Vendor's Proportionate Share, and without limiting the generality of the foregoing, if either the Company or LMGTS suffers an assessment or a reassessment of Taxes for and in respect of a taxation year ended prior to the date hereof, which assessment or reassessment ultimately results in an increase in Taxes for and in respect of such taxation year in excess of any provision relating thereto contained in the Financial Statements, such increase in Taxes (to the extent in excess of any such provision) shall be deemed to be a Claim for the purposes of this Section 4.1(2) and the amount of such Claim shall be equal to such increase in Taxes (to such extent) subject to reduction by the value of any directly related deduction, tax credit, refund or similar directly related benefit enjoyed or to be enjoyed by the Company or LMGTS or their respective successors; provided, however, if the Claim derives from the disallowance by Revenue Canada of all or any portion of a reserve taken as a deduction in computing income for tax purposes, the amount of the Claim is hereby agreed to be the total of any interest or penalties assessed by the applicable tax authorities in respect thereof, plus an amount equal to:

                disallowed reserve deduction x .446 x (1.065(4) -1)
                              as at April 30, 1998

In addition, if either the Company or LMGTS suffers an assessment or reassessment of Taxes for and in respect of its taxation year ending by reason of the acquisition of the shares of the Company by the Purchaser as herein contemplated, which assessment or reassessment ultimately results in Taxes for such taxation year in excess of the Taxes payable for such year computed on a basis consistent with previous taxation years of the Company or LMGTS, as the case may be, such increase in Taxes, to the extent in excess of any provision relating thereto in the Financial Statements, shall be deemed to be a Claim for the purposes of this Section 4.1(2) and the amount of such Claim shall be equal to such excess (to such extent) subject to reduction by the value of any directly related deduction, tax credit, refund or similar directly related benefit enjoyed or to be enjoyed by the Company or LMGTS or their respective successors); provided, however, if the Claim derives from the disallowance by Revenue Canada of all or any portion of a reserve taken as a deduction in computing income for tax purposes, the amount of the Claim is hereby agreed to be the total of any interest or penalties assessed by the applicable tax authorities in respect thereof, plus an amount equal to:

               disallowed reserve deduction x .446 x (1.065(4) - 1)
                             in respect of such year

Notwithstanding anything else contained herein, none of the Vendors shall have any liability with respect to any increase in Taxes which arises as a result of any change in the accounting policies of the Company or basis for computation of Taxes, (other than any such change which is required by Revenue Canada and other than any such change which is required by the auditors of the Company acting reasonably and in accordance with GAAP), including any decision by the Company to lower the rate at which it reserves for its redemption liability, and any resulting reassessment by Revenue Canada of Taxes payable for previous years. Notwithstanding any other provision of this Agreement, the Vendors shall have no obligation or liability under the indemnities in this Agreement for any assessment or reassessment resulting from the amendment of any Tax Returns filed by the Company or any successor thereto for any taxation year or other taxable period (or portion thereof) ending on or before the Closing Date, unless such amendment is consented to in writing by the Vendors.

4.2 LIMITATIONS ON INDEMNIFICATION BY VENDORS. Notwithstanding the foregoing or any other provision in this Agreement, the obligation of the Vendors to indemnify the Purchaser pursuant to Sections 4.1(1)(b) and 4.1(2) above shall be subject to and limited by each of the following qualifications:

         (1 except with respect to any claim(s) for indemnification for breach of any representation or warranty made by any Vendor pursuant to clauses (24), (25) and (26) of Section 3.2 no claim(s) for indemnification shall be made until the aggregate of all such claim(s) exceeds an amount equal to $1,000,000, at which time the Purchaser shall be entitled to claim the full amount of the claim or claims;

         (2 the maximum aggregate liability of each Vendor (i) with respect to any claim(s) for indemnification for breach of any representation or warranty made by such Vendor pursuant to
                  Section 3.1(2) or made by the Vendors pursuant to clauses (3),
                  (4), (6), (18), (24), (25) and (26) of Section 3.2 shall be limited to an amount equal to 100% of the portion of the Purchase Price payable to such Vendor, and (ii) otherwise shall be limited to an amount equal to 15% of the amount obtained by multiplying such Vendor's Proportionate Share by the Purchase Price; provided that in any event, the maximum aggregate liability of each Vendor for all indemnity obligations at any time or times under either or both of Sections 4.1(1)(b) and 4.1(2), shall not exceed an amount equal to the portion of the Purchase Price payable to such Vendor and for the purpose of this Section 4.2(2), a Vendor's Proportionate Share of any part of the Escrow Amount paid to the Purchaser pursuant to the Escrow Agreement shall be considered a liability incurred by such Vendor and shall be allocated to either clauses (i) or (ii) of this Section 4.2(2), as applicable depending upon the nature of the Claim which gave rise to such liability;

         (3 the Vendors shall be given a reasonable opportunity to remedy any breach of representation, warranty or covenant capable of being remedied before any indemnity obligation will arise;

         (4 the Vendors' obligations to compensate the Purchaser for any claim for indemnification shall be reduced to the extent of the amount of any reserve accrued in the Financial Statements, provided and to the extent that such reserve relates specifically to the subject matter of such claim.

4.3 INDEMNIFICATION BY THE PURCHASER. The Purchaser shall indemnify and save harmless each Vendor from and against all Claims suffered by such Vendor as a result of or in connection with:

         (1 any breach of or non-fulfilment of any covenant or agreement of the Purchaser contained in this Agreement or under any other agreement or instrument executed or delivered by the Purchaser pursuant to this Agreement; and

         (2 any breach of or inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.3 of this Agreement.

4.4 LIMITATIONS ON INDEMNIFICATION BY THE PURCHASER. Notwithstanding the foregoing or any other provision in this Agreement, the obligation of the Purchaser to indemnify the Vendors pursuant to Section 4.3(2) above shall be subject to and limited by each of the following qualifications:

         (1 no claim(s) for indemnification shall be made until the aggregate of all such claim(s) exceeds an amount equal to $1,000,000 at which time the Vendors shall be entitled to claim the full amount of the claim or claims;

         (2 the maximum aggregate liability of the Purchaser to a Vendor shall be limited to an amount equal to 100% of the amount obtained by multiplying such Vendor's Proportionate Share by the Purchase Price; and

         (3 the Purchaser shall be given a reasonable opportunity to remedy any breach of representation, warranty or covenant capable of being remedied before any indemnity obligation will arise.

4.5 EXCLUSIVE REMEDY. Each Party hereby acknowledges and agrees that its sole remedy with respect to any and all claims under or in connection with this Agreement or the transactions contemplated hereby, including any claims relating to the Company, LMGTS, the Business, the Assets, the Loyalty Shares or the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Agreement, except in the case of fraud. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted by law, any and all other rights and causes of action it may have against the other Parties or its officers, directors, employees, agents, representatives and Affiliates under or in connection with this Agreement or relating to the transactions contemplated hereby (whether in contract, tort or otherwise), including any claims relating to the Company, LMGTS, the Business, the Assets, the Loyalty Shares or the subject matter of this Agreement.

4.6 ADJUSTMENT FOR TAX EFFECT. To the extent that a Party (in this Section 4.6, the "INDEMNIFYING PARTY") becomes liable to pay any amount for which any other Person (in this Section 4.6, the "INDEMNIFIED PARTY") can claim indemnification hereunder, and such amount is deductible by the Indemnified Party for income tax purposes, the Indemnifying Party shall, notwithstanding any other provision hereof, be obligated to pay the Indemnified Party only the loss which the Indemnified Party actually suffered after having regard to the effect of such deductions.

4.7      INDEMNIFICATION PROCEDURE.

         (1 Third Party Claims. In the case of claims or demands made by a third party with respect to which indemnification is sought hereunder, the Party seeking indemnification shall give prompt written notice to the Party from whom indemnification is sought of any such claims or demands made upon it (and in any event shall notify such Party within 10 days of first learning of such claims or demands), provided that in the event of a failure to give such notice, such failure shall not preclude the Party seeking indemnification to obtain such indemnification but its right to indemnification shall be reduced to the extent that such delay prejudiced the defence of the claim or demand or increased the amount of liability or cost of defence and provided that, notwithstanding anything else herein contained, no claim for indemnity in respect of the breach of any representation or warranty contained herein may be made unless such claim has been made prior to the expiry of the survival period applicable to such representation and warranty pursuant to Sections 3.4(1) or (2), as the case may be.

         (2 Control of Claim. A Party (in this Article 4, the "INDEMNIFYING PARTY") who is given notice from another Party (in this Article 4, the "INDEMNIFIED PARTY") of a claim or demand in respect of which indemnification is sought, shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice, to assume the control of the negotiation, settlement, defence or compromise of the claim or demand.

         (3 Negotiations. Upon the assumption of control of any claim or demand by the Indemnifying Party, the Indemnifying Party shall diligently proceed with the negotiation, settlement, defence or compromise of the claim or demand at its sole expense and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party's control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. Except as provided in Section 4.7(4), the Indemnified Party shall also have the right to participate in the negotiation, settlement, defence or compromise of any claim or demand at its own expense. For greater certainty, in the event that with respect to any claim or demand, the Purchaser is the Indemnified Party, then the Purchaser shall cause the Company and LMGTS to make available to the Indemnifying Party all pertinent information and witnesses under the Company's or LMGTS' control.

         (4 Consent. The Indemnifying Party shall not be liable hereunder for any settlement or compromise of any claim or demand effected without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If any Claim based upon a breach of any of the representations and warranties made herein by the Vendors can, in the judgment of the Vendors, acting reasonably, be settled and the Vendors wish to settle such Claim, the Vendors shall provide written notice to the Purchaser of the proposed settlement. Within five Business Days from the receipt of such notice (or such shorter period as the Vendors may specify in any such notice, in the event that such settlement opportunity must be accepted within a shorter time period), the Purchaser shall provide written notice to the Vendors advising the Vendors as to whether or not the Purchaser agrees with the proposed settlement. If the Purchaser agrees with the proposed settlement, then the Claim may be settled on such basis. If the Purchaser does not wish the Claim to be settled on such basis, the Purchaser may, within such time period, give notice to the Vendors that the Purchaser will assume, at its cost and expense, control of the negotiation, settlement, defence or compromise of the Claim and, notwithstanding any other provision of this Agreement, the Vendors' maximum aggregate liability in respect of such Claim shall be limited to the amount set out in the notice from the Vendors to the Purchaser setting out the proposed settlement. If the Purchaser does not give notice to the Vendors within such time period, it shall be deemed to have agreed with the proposed settlement.

         (5 Procedure. For the purposes of Sections 4.7(2), (3) and (4), the Vendors may by unanimous agreement appoint any one or more of the Vendors to represent the Vendors collectively and absent such agreement each of the Vendors, other than BMO and EUK Limited (and Electra in the event that it becomes a vendor of Loyalty Shares to the Purchaser as contemplated by Section 8.12), hereby authorize AMIG and Craig Underwood acting jointly to represent the Vendors for the purposes of Sections 4.7(2), (3) and (4); in either case, the Purchaser shall be entitled to rely upon determinations relating to matters contemplated by Sections 4.7(2), (3) and (4) made by such representatives of the Vendors.

4.8 ADJUSTMENT. Any payment made under the indemnities herein provided for shall be treated by the Purchaser and the Vendors for all purposes as an adjustment to the Purchase Price.

                                    ARTICLE 5

                                    COVENANTS

5.1 INVESTIGATION. Until the Closing, but subject to any confidentiality restrictions to which the Company may be subject: (a) the Purchaser and its representatives and advisers shall, at their own expense, be permitted to make such investigations, inspections, surveys or tests of the properties and assets of the Company, LMGTS and their respective financial and legal condition as the Purchaser, acting reasonably, deems necessary to familiarize itself with such properties and assets, and (b) the Purchaser shall, during normal business hours, be permitted complete access to all documents relating to information scheduled or required to be disclosed under this Agreement. Notwithstanding the foregoing provisions, to the extent that any of the Sponsors or Affiliates thereof are, in the reasonable opinion of the Vendors, competitors of the Purchaser, whether within Canada or elsewhere, the Vendors may withhold from any such review by the Purchaser information regarding such Sponsors or Affiliates which, in the Vendors' judgment, is of a competitive nature.

5.2 AUTHORIZATIONS. Each Vendor shall take all reasonable actions as are within such Vendor's control to cause the Company to execute and deliver any authorizations required to permit the investigations, inspections, surveys or tests described in Section 5.1.

5.3 CONFIDENTIALITY. The Purchaser acknowledges that it remains bound by the Confidentiality Agreement dated June 4, 1998.

5.4 RISK OF LOSS. Until the Closing, the Vendors shall cause the Company to maintain in force all the policies of property damage insurance under which any of the Assets is insured. Notwithstanding anything in this Section 5.4 to the contrary, if at any time during the Interim Period there is any loss, damage or destruction of a tangible Asset (whether or not covered by insurance) which has or is likely to have a Material Adverse Effect, the Vendors shall promptly notify the Purchaser thereof. The Purchaser may, at any time prior to 5:00 P.M. on the tenth Business Day following its receipt of any such notice from any one or more Vendors, elect by notice in writing to each of the Vendors, to either complete the purchase of the Loyalty Shares hereunder notwithstanding such event or terminate its obligation to complete such purchase. If the Purchaser does not respond in writing within such period, it shall be conclusively deemed to have elected to complete such purchase notwithstanding such event. If the Purchaser elects within such time period to terminate its obligation to compete such purchase, each Party shall thereafter be released from any obligations or liability hereunder, except for the obligations of the Purchaser under Section
5.3 which shall survive any termination hereof.

5.5 ACTION DURING INTERIM PERIOD. During the Interim Period, AMIG shall cause the Company and LMGTS:

         (1 except as herein contemplated, not to make or agree to make any material change in the compensation of any Director, Officer or Employee or of any director, officer or employee of LMGTS and not to pay or agree to pay or set aside any bonus, profit sharing, retirement, insurance, death, severance or fringe benefit or other extra-ordinary or indirect compensation to, for or on behalf of any Director, Officer or Employee or of any director, officer or employee of LMGTS, other than in the normal course of business;

         (2 not to sell, assign, transfer, mortgage, pledge or otherwise encumber any of the Assets, except for sales in the normal course of business;

         (3 not to enter into any contract, agreement, commitment or transaction outside the normal course of business;

         (4 not to issue any shares or other securities of the Company or LMGTS, except as contemplated by Exhibit A-3;

         (5 not to declare or cause to be paid any dividend or make any other form of distribution or payment on the Loyalty Shares or any other securities of the Company;

         (6 not to cancel or amend any policy of insurance which relates to the Company, LMGTS or any of the Assets, except in the ordinary course consistent with past practice or with the prior written consent of the Purchaser; and

         (7       generally, to carry on the Business in the normal course.

Notwithstanding the foregoing, the Purchaser acknowledges that during the Interim Period the Company shall be permitted to hire, and determine the compensation payable to, such new employees which, in the Company's judgment, are necessary or desirable; provided that the Company shall not, except for the hiring of a Vice-President, Legal Affairs, hire any Person for a senior management position (vice-president or higher) without the prior consent of the Purchaser, which consent shall not be unreasonably withheld.

5.6 INVESTMENT CANADA NOTIFICATIONS. Prior to the Closing Time, the Purchaser shall have made all filings and notifications, including notification under the INVESTMENT CANADA ACT, if applicable, to all appropriate Governmental Bodies as are required by the Purchaser to permit the transactions contemplated herein.

5.7 CONSENTS TO ASSIGNMENT OF CONTRACTS AND PERMITS. Where consents are required under any Material Contracts as a result of the change of control of the Company or any of the transactions contemplated by this Agreement, the Vendors shall use their reasonable best efforts to obtain all such required consents provided that nothing herein shall require the Vendors to make any payments to any other party to any of the Material Contracts.

5.8 COOPERATION. Each Vendor shall, and shall use reasonable efforts to ensure that the Company, and the Company's employees, agents and representatives are available to, take all action and do all things necessary, and assist the Purchaser in taking all action and doing all things necessary, to obtain all consents, approvals and authorizations of third parties, including the making and prosecution of all notifications and filings with all Governmental Bodies, required by the Purchaser as a condition to the completion of the transactions contemplated hereunder. Such assistance by the Vendors, the Company and the Company's employees, agents and representatives shall include assisting the Purchaser in developing all necessary submissions for any applicable Governmental Body and promptly providing all information necessary or desirable for any submissions, notifications or filings in connection with the transactions contemplated pursuant to this Agreement.

5.9 ACTIONS TO SATISFY CLOSING CONDITIONS. Each of the Parties shall take all such reasonable actions as are within its power to control, and use its reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with any conditions set forth in
Article 6 hereof which are for the benefit of any other Party hereto.

5.10 VENDOR'S SEVERAL LIABILITY. No Vendor shall be responsible or liable for any failure on the part of any other Vendor to perform, discharge or satisfy any obligation, covenant or agreement of such other Vendor contained in this Agreement.

5.11 ECB AND VCB ARRANGEMENTS. Subject to satisfaction of the conditions set out in Section 6.1, the Purchaser shall concurrently with or promptly following Closing ensure that not less than $7 million (the "Bonus Funds") is directly or indirectly paid to, invested in or contributed to the Company. The Purchaser acknowledges the obligations of the Company under the ECB and VCB and agrees to cause the Company to comply with such obligations following the Closing.

5.12 DRAG ALONG. If required to ensure that the Purchaser acquires pursuant hereto 100% of the issued and outstanding Loyalty Shares, AMIG shall exercise any drag along rights it may have with respect to any Optionholder and such Optionholder's Loyalty Shares.

5.13 TAX RETURNS. The Purchaser shall cause the Company to prepare its Tax Returns for its taxation year ended April 30, 1998 and for its taxation year ending as a result of the change of control of the Company herein contemplated. The Purchaser shall ensure that all Tax computations reflected in such returns are made on the same basis that Tax has been computed in prior years and that a copy of such returns is provided to AMIG for its review at least five Business Days prior to their filing.

                                    ARTICLE 6

                              CONDITIONS OF CLOSING

6.1 PURCHASER'S CONDITIONS. The Purchaser shall not be obliged to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Purchaser and may be waived, in whole or in part, in writing by the Purchaser at any time; and each of the Vendors shall take all such actions, steps and proceedings as are reasonably within its control and as may be necessary to ensure that the following conditions are fulfilled at or before the Closing
Time:

         (1 Representations and Warranties. The representations and warranties of the Vendors in Sections 3.1 and 3.2 shall be true and correct in all material respects as at the Closing as if made at such time.

         (2 Vendors' Compliance. Each of the Vendors shall have performed and complied with all of the terms and conditions in this Agreement on the part of such Vendor to be performed or complied with at or before Closing and shall have executed and delivered or caused to have been executed and delivered to the Purchaser at the Closing all the documents contemplated in Section 7.2 or elsewhere in this Agreement to be executed and delivered by such Vendor.

         (3 No Litigation. There shall be no litigation or proceedings pending against any Party or any of its Affiliates, directors or officers, (i) for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement or (ii) which in the result, could adversely affect the right of the Purchaser to acquire or retain the Loyalty Shares.

         (4 Consents and Authorizations. There shall have been obtained all Government Authorizations (exclusive of the Governmental Authorizations noted in
Schedule 3.2(30)), exemptions and certificates from all appropriate Governmental Bodies as are required to be obtained by the Vendors or the Company to permit the transactions contemplated herein.

         (5 Approvals of the Vendors and the Company. At or before Closing, the Vendors and the Company shall have taken or caused to be taken all necessary or desirable actions, steps and proceedings, as appropriate, to (i) approve or authorize the sale and transfer of the Loyalty Shares to the Purchaser and the execution, delivery and performance of this Agreement and all other agreements and instruments contemplated herein and therein, and (ii) permit the Loyalty Shares to be validly transferred to and registered in the name of the Purchaser.

         (6 Resignations. There shall have been delivered to the Purchaser resignations and releases of: (i) each of the Officers who are not paid employees of the Company, and (ii) each Director required by the Purchaser to resign at or prior to Closing.

         (7 Discharge of Lien. At Closing, AMIG shall deliver to the Purchaser a full release or discharge of the Electra Pledge.

         (8 License Agreements. The Trade-Mark License shall have been amended and restated as provided in Exhibit G and shall have been executed and delivered by each of the parties thereto. In addition, there shall have been delivered to the Company by Air Miles International Trading B.V. ("AMIT") an amended and restated Scheme License substantially in the form of Exhibit G, except that (i) it shall deal with the license of the scheme as referred to in the Scheme License, and not trade-marks; (ii) Articles 3, 4, 5, 6, 9, 11 and 13 of Exhibit G shall not apply; (iii) the corresponding version in such amended and restated Scheme License of Section 7.1 of Exhibit G shall deal with any assignment or transfer by AMIT of such scheme; (iv) the applicable percentage for purposes of the royalty (in the corresponding version of Section 8.1(ii)) shall be 0.90%, rather than 0.10%; (v) AMIT shall provide representations and warranties to the effect of those contained in clauses (i), (ii), (iii), (iv), (v), (vii) and
(viii) of Section 10.1 of Exhibit G , but not the other clauses thereof; (vi)
Section 14.3 of Exhibit G shall not apply; and (vii) the provisions of Section 14.4(2) of Exhibit G shall not apply and a provision shall be added to the Scheme License stating that if either party terminates the Trade-Mark License, it may, at its option, terminate the Scheme License. In addition, there shall have been delivered by AMIG to the Purchaser or any Affiliate thereof that may be designated by the Purchaser prior to the Closing Time scheme and trade-mark license agreements executed by AMIT and Air Miles International Holdings N.V. ("AMIH"), as applicable, for the use of the Air Miles(R) scheme and trade-marks by the Company or such Affiliate in the United States on terms and conditions consistent with the corresponding such amended and restated License Agreements, except that such licences shall be royalty free and shall not include any warranties other than a warranty that the trade marks listed below have been registered in the U.S. Patent and Trade Mark Office under the registration numbers shown below, that the registered owner of such trade marks is AMIH and that, to the knowledge of AMIH, (i) there are no opposition proceedings currently pending in the U.S. Patent and Trade Mark Office in respect of such trade marks, (ii) there have been no court proceedings successfully challenging the validity of such trade marks and (iii) no court proceedings challenging the validity of such trade marks are currently outstanding:

                  AIR MILES - (1150603)
                  AIR MILES TRAVEL THE WORLD (1819474)
                  AIR MILES TRAVEL THE WORLD (1771774)

         (9 Non-Competition Agreement. There shall have been delivered to the Purchaser non-competition agreements in substantially the form attached as Exhibit B executed by each of LM Loyalty Management Holdings N.V. (the parent company of AMIG), Craig Underwood, John Scullion, Bryan Pearson, John Wright, Lori Russell, Bruce Kerr, Keith Mills and Liam Cowdrey.

         (10 Optionholders Share Sale Agreement. The Purchaser shall have received a Share Sale Agreement from each of the Optionholders who on or before the Closing Time exercise all or any part of their options to acquire Loyalty Shares in substantially the form set out in Exhibit C and each such Share Sale Agreement shall be in full force and effect. Each Optionholder shall have, concurrently with the closing of the sale of the Loyalty Shares by the Vendors hereunder, completed the sale to the Purchaser under the Share Sale Agreements of the Loyalty Shares he or she receives upon exercise of his or her options to acquire Loyalty Shares.

         (11 Termination of Shareholders Agreement. The Shareholders Agreement shall, effective at the Closing Time, have been terminated.

         (12 Legal Opinions. The Purchaser shall have received legal opinions (which may be from Company's Counsel or in-house counsel to a Vendor) respecting the existence and due authorization of this Agreement by each Vendor who is a Person other than an individual, and respecting the due execution, delivery and, considering strictly the provisions of this Agreement, the enforceability of this Agreement with respect to each Vendor; such opinions may be based upon reasonable assumptions and may be subject to customary qualifications.

6.2 CONDITION NOT FULFILLED. If any condition in Section 6.1 has not been fulfilled by the Closing Time, the Purchaser, in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:

         (a terminate this Agreement by notice to the Vendors, in which event the Purchaser shall be released from its obligations under this Agreement to complete the purchase of the Loyalty Shares; or

         (b waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

6.3 VENDORS' CONDITIONS. The Vendors shall not be obliged to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the following conditions has been satisfied, it being understood that the following conditions are included for the exclusive benefit of the Vendors, and may be waived, in whole or in part, in writing by the Vendors at any time; and the Purchaser agrees with the Vendors to take all such actions, steps and proceedings as are reasonably within the Purchaser's control and as may be necessary to ensure that the following conditions are fulfilled at or before the Closing Time:

         (1 Representations and Warranties. The representations and warranties of the Purchaser in Section 3.3 shall be true and correct in all material respects as at the Closing as if made at such time.

         (2 Purchaser's Compliance. The Purchaser shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Vendors at the Closing Time all the documents contemplated in Section 7.3 or elsewhere in this Agreement.

         (3 Consents and Authorizations. There shall have been obtained all Governmental Authorizations, exemptions and certificates from all appropriate Governmental Bodies as are required to be obtained by the Purchaser to permit the transactions contemplated herein.

         (4 Approvals of the Purchaser. At or before Closing, the Purchaser shall take or cause to be taken all necessary desirable actions, steps and corporate proceedings, as appropriate, to approve or authorize the purchase of the Loyalty Shares from the Vendors and the execution, delivery and performance of this Agreement and all other agreements contemplated hereby and the transactions contemplated herein and therein.

         (5 License Agreements. The Company or the Purchaser's designated Affiliate shall have executed in favour of Air Miles International Trading B.V. and AMIH, as applicable, the scheme and trade-mark license agreements referred to in Section 6.1(8).

6.4 CONDITION NOT FULFILLED. If any condition in Section 6.3 shall not have been fulfilled by the Closing Time, the Vendors in their sole discretion may, without limiting any rights or remedies available to them at law or in equity, either:

         (a terminate this Agreement by notice to the Purchaser in which event each of the Vendors shall be released from all obligations under this Agreement; or

         (b waive compliance with any such condition without prejudice to its right of termination in the event of non-fulfilment of any other condition.

                                    ARTICLE 7

                              CLOSING ARRANGEMENTS

7.1 CLOSING. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Blake, Cassels & Graydon, 23rd Floor, Commerce Court West, 199 Bay Street, Toronto, Ontario, or at such other time on the Closing Date or such other place as may be agreed orally or in writing by the Vendors and the Purchaser.

7.2 VENDOR'S CLOSING DELIVERIES. At the Closing, each Vendor shall deliver or cause to be delivered to the Purchaser the following documents:

         (1 the certificate or certificates representing the Loyalty Shares owned by such Vendor duly endorsed in blank for transfer;

         (2 a certificate of such Vendor to the effect that its representations and warranties contained in this Agreement are true and correct at and as of the Closing in all material respects with the same force and effect as if such representations and warranties were made at and as of such time;

         (3 in the case of AMIG, certified copies of the resolutions of the board of directors of AMIG authorizing or approving the transactions contemplated by this Agreement;

         (4 evidence that the consents and authorizations to be obtained in accordance with Section 6.1(4) and by such Vendor in accordance with Section 6.1(5) have been obtained;

         (5 an opinion or opinions of legal counsel addressed to the Purchaser and the Purchaser's Counsel substantially in the form of Exhibit D;

         (6 all such other agreements, documents, instruments and certificates or evidence required or contemplated by this Agreement to be delivered by such Vendor or as the Purchaser's Counsel, acting reasonably, considers necessary to validly and effectively complete the transfer of the Loyalty Shares to the Purchaser in accordance with this Agreement.

7.3 PURCHASER'S CLOSING DELIVERIES. At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendors the following documents and payments:

         (1       payment of the Base Amount required pursuant to Section 2.4;

         (2 a certificate of the Purchaser to the effect that each of its representations and warranties contained in this Agreement are true and correct at and as of the Closing in all material respects with the same force and effect as if such representations and warranties were made at and as of such time;

         (3 a certified copy of the resolution of the board of directors of the Purchaser authorizing and approving the transactions contemplated by this Agreement;

         (4 evidence that the consents and authorizations referred to in Section 6.3(3) have been obtained;

         (5 an opinion of Purchaser's Counsel addressed to the Vendors and their counsel substantially in the form of Exhibit E; and

         (6 all such other agreements, documents, instruments and certificates or evidence required or contemplated by this Agreement or as counsel to the Vendors, acting reasonably, considers necessary to complete the transfer of the Loyalty Shares to the Purchaser in accordance with this Agreement.

                                    ARTICLE 8

                                     GENERAL

8.1 EXPENSES. Each Party shall be responsible for its own legal and other expenses (including any Taxes imposed on such expenses) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and for the payment of any broker's commission, finder's fee or like payment payable by it in respect of the purchase and sale of the Assets pursuant to this Agreement. For greater certainty, the Selling Shareholders shall be responsible for the payment of any fees payable by the Company to Nesbitt Burns Inc. and Salomon Smith Barney Inc. in connection with the completion of the transaction contemplated by this Agreement.

8.2 PAYMENT OF TAXES. Subject to the following proviso, all transfer Taxes, if any, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Selling Shareholders, and Selling Shareholders shall, at their own expense, file all necessary returns and other documentation with respect to all such transfer Taxes; provided that the Purchaser shall be responsible for, and shall prepare and file all returns with respect to, any transfer Taxes imposed under the laws of the United States or any political subdivision thereof.

8.3 PUBLIC ANNOUNCEMENTS. Except as required by Applicable Laws, including in the by-laws and rules of any applicable stock exchange (in which case each Party hereto shall use its reasonable efforts to deliver to the other Parties a copy of same before such announcement is made), no disclosure, including disclosure to Employees generally, or public announcement with respect to this Agreement or any of the transactions contemplated hereby shall be made by any Party without the prior written consent of the other Parties hereto provided that the Company may disclose the general subject matter of this Agreement to any of its Employees, Sponsors or Suppliers and for greater certainty, any Party may disclose this Agreement to any of its direct or indirect shareholders, to the extent required to obtain any necessary approvals in connection herewith.

8.4      NOTICES.

         (1 Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (a) delivered personally, (b) sent by prepaid courier service or mail, or (c) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:

         (i       if to AMIG, to:

                  Air Miles International Group B.V.
                  Koningslaan 34
                  1075 AD Amsterdam
                  The Netherlands

                  Attention:  Managing Director

                  Fax:     011 31 20 664 7747


                  with a copy to:

                  Blake, Cassels & Graydon
                  Commerce Court West
                  28th Floor
                  Toronto, Ontario
                  M5L 1A9

                  Attention:                Mark J. Selick
                  Facsimile No.:    (416) 863-2653

         (ii if to the other Vendors, to the addresses set out on Exhibit A-1,

         (iii     if to the Purchaser, to:

                  Alliance Data Systems Corporation
                  5001 Valley Road
                  Suite 650, West Tower
                  Dallas, Texas
                  75244-3910   U.S.A.

                  Attention:                General Counsel
                  Facsimile No.:    (972) 960-5330

                  with a copy to:

                  Reboul, MacMurray, Hewitt, Maynard & Kristol
                  45 Rockefeller Plaza
                  New York, New York
                  10111   U.S.A.

                  Attention:                Robert A. Schwed, Esq.
                  Facsimile No.     (212) 841-5725

         (2 Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. local time at the place of receipt on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.

         (3 Any Party may from time to time change its address under this Section by notice to the other Parties given in the manner provided by this Section.

8.5 TIME OF ESSENCE. Time shall be of the essence of this Agreement in all respects.

8.6 ENTIRE AGREEMENT. This Agreement, the Exhibits and the Schedules hereto (together with the Confidentiality Agreement dated June 4, 1998 and the documents and instruments executed at the Closing Time in connection herewith), constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement, the Exhibits and Schedules hereto, the Confidentiality Agreement or such other documents and instruments executed at the Closing Time in connection herewith.

8.7 WAIVER. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the Party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other Party or Parties. The waiver by a Party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that Party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).

8.8 SEVERABILITY. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

8.9 FURTHER ASSURANCES. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that any other Party may reasonably require for the purposes of giving effect to this Agreement.

8.10 ATTORNMENT. For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario shall have jurisdiction to entertain any action arising under the Agreement. Each of the Vendors and the Purchaser hereby attorn and submit to the jurisdiction of the courts of the Province of Ontario.

8.11 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as an Ontario contract.

8.12 SUCCESSORS AND ASSIGNS. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that (A) Purchaser may assign without the consent (written or otherwise) of any of the other Parties, this Agreement (i) by way of security and/or grant a collateral security interest in the Purchaser's rights under this Agreement to one or more banks or financial institutions or other lenders to secure repayment to such lenders of amounts loaned by such lenders to Purchaser, and/or (ii) to any direct or indirect wholly-owned subsidiary of the Purchaser, provided however that such subsidiary executes an assumption agreement in favour of each of the other Parties agreeing to be bound by the obligations of the Purchaser hereunder and provided further that any such assignment shall not relieve the Purchaser of its obligations hereunder, and (B) each of the Parties consents to Electra becoming the registered and beneficial holder of the Loyalty Shares held by EUK Limited subject to Electra executing an assumption agreement in favour of each of the other Parties agreeing to be bound by all of the obligations of EUK Limited hereunder.

8.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that any

                                                        - -


Party providing its signature in such manner shall promptly forward to the other Parties an original of the signed copy of this Agreement which was so faxed.

                  IN WITNESS WHEREOF the Parties have executed this Agreement.

                                 ALLIANCE DATA SYSTEMS CORPORATION

                                 Per:
                                 Name:
                                 Title:

                                 AIR MILES INTERNATIONAL GROUP B.V.

Per:
                                 Name:
                                 Title:

                                 EUK LIMITED

                                 Per:
                                 Name:
                                 Title:

                                 BANK OF MONTREAL

                                 Per:
                                 Name:
                                 Title:

                                 ------------------------------------------
                                 CRAIG UNDERWOOD

                                                        - -



                                  ------------------------------------------
                                  JOHN SCULLION

                                  ------------------------------------------
                                  BRYAN PEARSON

                                  ------------------------------------------
                                   JOHN WRIGHT

                                  ------------------------------------------
                                  LORI RUSSELL

                                  ------------------------------------------
                                   BRUCE KERR